ALPHA METALLURGICAL RESOURCES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Amended and Restated Effective November 4, 2025

This Non-Employee Director Compensation Policy, as amended and restated (this “Policy”) of Alpha Metallurgical Resources, Inc. (the “Company”), is adopted by the Board of Directors of the Company (the “Board”) effective as of November 4, 2025 (the “Effective Date”) for the purpose of setting forth the compensation that will be payable to each member of the Board who is not an employee of the Company or of any subsidiary (each an “Eligible Director”) as consideration for service on the Board. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Alpha Metallurgical Resources, Inc. 2018 Long-Term Incentive Plan, as amended (the “Plan”).

1.    General. The cash compensation and compensatory equity awards described in this Policy will be paid or granted, as applicable, automatically and without further action of the Board, to each Eligible Director. For the avoidance of doubt, any member of the Board who is not an Eligible Director will not be entitled to cash, equity or any other compensation as a consequence of service on the Board.

2.    Compensation Year. A “Compensation Year” is the one-year period beginning on the date of an annual meeting of stockholders (an “Annual Meeting”), subject to the following provisions:

(a)Minor Variations in Annual Meeting Dates. If an Annual Meeting is held (i) prior to the anniversary date of the prior year’s Annual Meeting (the “Annual Meeting Date Anniversary”) or (ii) not more than thirty (30) days after the Annual Meeting Date Anniversary, the Compensation Year then in effect shall end, and a new Compensation Year shall begin, as of the date of the Annual Meeting (any adjournments notwithstanding).

No adjustment will be made to the compensation of Eligible Directors as a result of the shorter or longer length of the Compensation Year pursuant to this Section 2(a).

(b)Material Variations in Annual Meeting Dates. If an Annual Meeting is held more than thirty (30) days after the Annual Meeting Date Anniversary, the Compensation Year then in effect shall end as of the date that is thirty (30) days after the Annual Meeting Date Anniversary, and a “Compensation Year Extension” shall begin as of that date. The Compensation Year Extension shall continue until the Annual Meeting is held, at which date a new Compensation Year shall begin.

Eligible Directors serving during the Compensation Year Extension shall receive pro-rata compensation for their service during the Compensation Year Extension. This compensation shall be determined pursuant to the provisions of this Policy and shall reflect any voluntary elections previously made by the Eligible Director regarding compensation during the recently-completed Compensation Year. This pro-rata compensation shall be payable within thirty (30) days following the Annual Meeting date (any adjournments notwithstanding).

3.    Annual Cash Retainer.

(a)    General. Each Eligible Director will receive an annual cash retainer of $100,000 (the “Annual Cash Retainer”) for service during each Compensation Year.

(b)    Payment Schedule. The Annual Cash Retainer will be paid by the Company in equal quarterly installments during the first calendar month of each Compensation Year quarter.

(c)    Acceleration and Proration. With respect to any Compensation Year in which an Eligible Director’s service as a member of the Board is terminated as of a date that is more than six (6) months after the beginning of the Eligible Director’s service during that Compensation Year, but prior to the completion of that Compensation Year, for any reason other than removal for cause, the Eligible Director will be entitled to receive any remaining unpaid portions of the Eligible Director’s Annual Cash Retainer for that Compensation Year, and this amount shall be paid to the Eligible Director not later than the last day of his or her service as a member of the Board (or, if there was not at least thirty days’ advance notice to the Company regarding the termination, within thirty (30) days of the Eligible Director’s end of service).

(d)    Mid-Year Appointment of Eligible Director. If a new Eligible Director is elected or appointed to the Board at a time other than the beginning of a Compensation Year, the Eligible Director will be entitled to receive an Annual Cash Retainer for that Compensation Year, pro-rated based on the date of appointment or election.

(e)    Equity Award in Lieu of Annual Cash Retainer. Except to the extent Section 3(c) applies, an Eligible Director may elect, in accordance with procedures established by the Compensation Committee of the Board (the “Compensation Committee”), to receive one hundred percent (100%) of the Annual Cash Retainer in the form of either (1) a restricted stock unit award (“Elective RSUs”) or (2) a nonqualified stock option award (“Elective Options”), in each case pursuant to the Plan, with the grant date being the date of the Annual Meeting (any adjournments notwithstanding) that begins the Compensation Year for which the Annual Cash Retainer is to be paid.

4.    Other Cash Retainers.

(a)    General. Eligible Directors are entitled to receive cash compensation for service during a Compensation Year as the chair of the Board, lead independent director, chair of a committee or non-chair committee member (collectively, the “Committee Retainers”), as follows:

(i)    Chair and Lead Independent Director Retainers. Eligible Directors are entitled to annual cash retainers for service for service during a Compensation Year as chair of the Board, lead independent director or chair of a committee of the Board, as set forth in the following table (“Chair and LID Retainers”):

Position	Retainer
Non-Employee Chair of the Board	$100,000
Lead Independent Director (if employee is Chair of the Board)	$50,000
Audit Committee Chair	$30,000
Compensation Committee Chair	$20,000
Safety, Health & Environmental Committee Chair	$15,000
Nominating & Corporate Governance Committee Chair	$12,000

(ii)    Committee Member Retainers. Eligible Directors are entitled to annual cash retainers for service as Board committee members during a Compensation Year, as set forth in the following table (“Member Retainers”):

Committee	Retainer
Audit Committee	$10,000
Compensation Committee	$10,000
Safety, Health & Environmental Committee	$5,000
Nominating & Corporate Governance Committee	$5,000

(b)    Payment Schedule. Committee Retainers will be paid in full within thirty (30) days after the beginning of each Compensation Year. If an Eligible Director is appointed to a new position or committee effective at a time other than the beginning of a Compensation Year, the Eligible Director shall be paid, within thirty (30) days after the effective date of the new appointment, the un-prorated Committee Retainer related to his or her new position.

(c)    Equity Award in Lieu of Committee Retainers. An Eligible Director may elect, in accordance with procedures established by the Committee, to receive one hundred percent (100%) of Committee Retainers in the form of either (1) Elective RSUs or (2) Elective Options.

5.    Annual Equity Compensation.

(a)    General. Each Eligible Director will receive, pursuant to the Plan, an annual equity award of RSUs (“Annual RSUs”) having a value of $125,000 as of the date of grant (the “Annual Equity Award”). The Annual Equity Award will be granted automatically as of each Annual Meeting date to each Eligible Director serving following the Annual Meeting occurring on that date.

(b)    Sign-on Awards. In the event an Eligible Director is elected or appointed to the Board at a time other than the beginning of a Compensation Year, the Compensation Committee may, in its sole discretion, grant to the Eligible Director an Annual Equity Award or prorated portion thereof as of the date that the Eligible Director’s election or appointment is effective.

(c)    Elective Options in Lieu of Annual RSUs. An Eligible Director may elect, in accordance with procedures established by the Committee, to receive one hundred percent (100%) of an Annual Equity Award in the form of Elective Options.

6.    Equity Award Valuation, Vesting, Deferral and Exercisability.

(a)    Equity Award Valuation.

(i)Annual RSUs and Elective RSUs. The number of RSUs awarded as either Annual RSUs or Elective RSUs in lieu of an Annual Cash Retainer or Committee Retainer shall be equal to the amount of the retainer divided by the volume-weighted average price of the Company’s common stock as of market close for the 20 trading days immediately preceding the grant date (the “20-Day VWAP”).

(ii)Elective Options. The number of shares of common stock subject to any Elective Option awarded pursuant to this Policy shall be calculated based upon the fair value of the Elective Option (as determined pursuant to a Black Scholes or other appropriate valuation model) immediately after the grant. The exercise price shall be equal to the fair market value of the common stock as of the close of business immediately preceding the date the stock option award is granted

(b)    Vesting Schedule of Equity Awards. The Annual RSUs, any Elective RSUs and any Elective Options will vest in full on the first to occur of (subject in each case to the Eligible Director's continuous service with the Company through the date of the specified event):

(i)the day before the one-year anniversary of the Grant Date (or, in the case of a new Eligible Director who is elected or appointed to the Board following the beginning of a Compensation Year, such other date as provided in the applicable Award Agreement),

(ii) the Eligible Director's service as a member of the Board is terminated for any reason other than removal for cause as of a date that is more than six (6) months after the Grant Date of the award, and

(iii) immediately prior to a Change in Control.

(c)    Settlement of Equity Awards. Unless otherwise elected by an Eligible Director according to election procedures established in connection with this plan or otherwise provided in the applicable Award Agreement, the shares of the Company’s common stock in respect of vested Annual RSUs and Elective RSUs will be delivered (or if settled in cash, will be paid) to the Eligible Director on the earlier of:

(i)    the last day of his or her service as a member of the Board (or, if there was not at least thirty business days’ advance notice regarding the termination, within thirty business days following the termination), and

(ii)    immediately prior to a Change in Control.

Elective Options will be settled in shares of the Company’s common stock as set forth in the applicable Award Agreement, and then, only to the extent exercised.

The applicable Award Agreement for a grant of restricted stock units will provide, as determined by the Committee in its sole discretion, whether the restricted stock units may be settled in cash or in shares of the Company’s common stock.

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